As filed with the Securities and Exchange Commission on November 23, 2009
Registration No. 333-163155

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2 to
Form F-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Concord Medical Services Holdings Limited
(Exact name of registrant as specified in its charter)

Not Applicable
(Translation of registrant’s name into English)

Cayman Islands	8011	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

18/F, Tower A, Global Trade Center
36 North Third Ring Road East, Dongcheng District
Beijing 100013
People’s Republic of China
(86 10) 5903-6688
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

National Registered Agents, Inc.
875 Avenue of the Americas, Suite 501
New York, New York 10001
(888) 336-3926
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Leiming Chen	Portia Ku
Simpson Thacher & Bartlett LLP	O’Melveny & Myers LLP
35th Floor, ICBC Tower	37/F Plaza 66, 1266 Nanjing Road W
3 Garden Road	Shanghai, People’s Republic of China
Central, Hong Kong	(86 10) 2307-7000
(852) 2514-7600

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Proposed Maximum
		Offering Price	Proposed
Title of Each Class of	Amount to Be	per Ordinary	Maximum Aggregate	Amount of
Securities to be Registered	Registered(1)(2)	Share(1)	Offering Price(1)	registration fee
Ordinary shares, par value US$0.0001 per share(2)(3)	41,400,000	US$3.6667	US$151,800,000	US$8,471(4)

(1)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act of 1933.
(2)	Includes ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public, and also includes ordinary shares that may be purchased by the underwriters pursuant to an over-allotment option. These ordinary shares are not being registered for the purposes of sales outside of the United States.
(3)	American depositary shares issuable upon deposit of the ordinary shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No. 333- ). Each American depositary share represents three ordinary shares.

(4)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

Explanatory Note

The sole purpose of this amendment is to amend the exhibit index and to file Exhibit 10.9, Exhibit 10.10, Exhibit 10.11, Exhibit 10.12, Exhibit 10.13 and Exhibit 10.15 to the registration statement. No other changes have been made to the registration statement. Accordingly, this amendment consists only of the facing page, this explanatory note and Part II of the registration statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our third amended and restated memorandum and articles of association, which will become effective upon the closing of this offering, will provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own dishonesty, fraud or default.

Under the form of indemnification agreements filed as Exhibit 10.2 to this registration statement, we will agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

The form of underwriting agreement to be filed as Exhibit 1.1 to this registration statement will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7	RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, we have issued the following securities (including options to acquire our ordinary shares). We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act or under Section 4(2) of the Securities Act regarding transactions not involving a public offering.

				Underwriting
	Date of Sale or		Consideration in	Discount and
Purchaser	Issuance	Number of Securities	U.S. dollars	Commission

Certain director of the registrant	November 27, 2007	1 ordinary share*	$0.05	n/a
Notable Enterprise Limited	March 8, 2008	225,000 ordinary shares(1)	$2,250	n/a
Dragon Image Investment Ltd.	March 8, 2008	37,500 ordinary shares(1)*	$375	n/a
Daketala International Investment Holdings Ltd.	March 8, 2008	37,500 ordinary shares(1)*	$375	n/a
Certain directors of the registrant and other minority shareholders	March 8, 2008	199,999 ordinary shares(1)*	$1,999.99	n/a
Carlyle Asia Growth Partners III, L.P.	April 3, 2008	53,292 Series A contingently redeemable convertible preferred shares(2)	$4,808,250	n/a
CAGP III Co-Investment, L.P.	April 3, 2008	2,125 Series A contingently redeemable convertible preferred shares(2)	$191,750	n/a
CICC Sun Company Limited	April 3, 2008	26,535 Series A contingently redeemable convertible preferred shares	$5,000,000	n/a
Carlyle Asia Growth Partners III, L.P.	April 10, 2008	convertible loan promissory note(3)	$19,233,000	n/a
CAGP III Co-Investment, L.P.	April 10, 2008	convertible loan promissory note(4)	$767,000	n/a
CZY Investments Limited	August 18, 2008	109,736 ordinary shares(5)*	$8,669,144	n/a
Daketala International Investment Holdings Ltd.	August 18, 2008	47,030 ordinary shares(5)*	$3,715,370	n/a
Thousand Ocean Group Limited	August 18, 2008	32,624 ordinary shares(5)*	$2,577,296	n/a
Dragon Image Investment Ltd.	August 18, 2008	16,524 ordinary shares(5)*	$1,305,396	n/a
Top Mount Group Limited	August 18, 2008	5,932 ordinary shares(5)*	$468,628	n/a

				Underwriting
	Date of Sale or		Consideration in	Discount and
Purchaser	Issuance	Number of Securities	U.S. dollars	Commission

Carlyle Asia Growth Partners III, L.P.	October 20, 2008	93,493 Series B contingently redeemable convertible preferred shares	$24,041,250	n/a
CAGP III Co-Investment, L.P.	October 20, 2008	3,728 Series B contingently redeemable convertible preferred shares	$958,750	n/a
CICC Sun Company Limited	October 20, 2008	38,889 Series B contingently redeemable convertible preferred shares	$10,000,000	n/a
Starr Investments Cayman II, Inc.	October 20, 2008	97,222 Series B contingently redeemable convertible preferred shares	$25,000,000	n/a

(1)	Issued in connection with a share swap with Ascendium Group Limited as part of the reorganization to establish Concord Medical Services Holdings Limited as our ultimate holding company.
(2)	The numbers of Series A contingently redeemable convertible preferred shares issued to Carlyle Asia Growth Partners III, L.P. and CAGP III Co-Investment, L.P. on April 3, 2008 also include Series A contingently redeemable convertible preferred shares issued as a result of the conversion of two convertible loan promissory notes issued on November 16, 2007 by our predecessor, Our Medical Services, Ltd., or OMS, plus accrued interest. OMS received consideration for the issuance of such convertible loan promissory notes in the amount of $4,808,250 and $191,750 from Carlyle Asia Growth Partners III, L.P. and CAGP III Co-Investment, L.P., respectively.
(3)	The convertible loan promissory note was converted into 84,072 of our Series A contingently redeemable convertible preferred shares on July 30, 2008.
(4)	The convertible loan promissory note was converted into 3,353 of our Series A contingently redeemable convertible preferred shares on July 30, 2008.
(5)	Issued as settlement for the share options issued to certain of our directors under the share option plan adopted by our predecessor company, Our Medical Services Limited, on November 17, 2007.
*	Does not take into account the share split effective on November 17, 2009 whereby all of our issued and outstanding 704,281 ordinary shares of a par value of US$0.01 per share were split into 70,428,100 ordinary shares of US$0.0001 par value per share and the number of our authorized ordinary shares was increased from 4,500,000 to 450,000,000.

ITEM 8	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)          Exhibits

See Exhibit Index beginning on page II-6 of this registration statement.

(b)          Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in our consolidated financial statements or the notes thereto.

ITEM 9	UNDERTAKINGS

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant under the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) For the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness, provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4) For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beijing, People’s Republic of China, on November 23, 2009.

CONCORD MEDICAL SERVICES HOLDINGS LIMITED

By:	/s/ Jianyu Yang
Name:     Jianyu Yang

Title:	Director, Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 23, 2009.

Signature	Title

/s/ Jianyu Yang Name: Jianyu Yang	Director, Chief Executive Officer and President (principal executive officer)

* Name: Zheng Cheng	Co-Chairman and Chief Operating Officer

* Name: Steve Sun	Co-Chairman and Chief Financial Officer (principal financial and accounting officer)

* Name: Jing Zhang	Director and Executive President

* Name: Yaw Kong Yap	Director and Financial Controller

* Name: Shirley Chen	Director

* Name: Feng Xiao	Director

* Name: Elaine Zong	Director

* Name: Wai Hong Ku	Director

* By: /s/ Jianyu Yang Jianyu Yang Attorney-in-fact

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE

Under the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Concord Medical Services Holdings Limited, has signed this registration statement or amendment thereto in Newark, Delaware, on November 23, 2009.

Authorized U.S. Representative

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name:     Donald J. Puglisi

Title:	Managing Director

CONCORD MEDICAL SERVICES HOLDINGS LIMITED

EXHIBIT INDEX

Exhibit
Number	Description of Document

1.1*	Form of Underwriting Agreement
3.1**	Second Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect
3.2**	Secretary’s Certificate of the Registrant dated as of November 17, 2009 as to the Amendment to the Second Amended and Restated Memorandum and Articles of Association of the Registrant
3.3*	Form of Third Amended and Restated Memorandum and Articles of Association of the Registrant
4.1*	Form of Registrant’s American Depository Receipt (included in Exhibit 4.3)
4.2**	Specimen Certificate for Ordinary Shares of the Registrant
4.3*	Form of Deposit Agreement among the Registrant, the Depositary and Owners and Beneficial Owners of the American Depository Shares issued thereunder
4.4**	Series A Preferred Shares Subscription Agreement, dated as of February 5, 2008, as amended on April 2, 2008 and on October 20, 2008, among CICC Sun Company Limited, Carlyle Asia Growth Partners III, L.P., CAGP III Co-Investment, L.P., Liu Haifeng, Steve Sun, Yang Jianyu, Bona Liu, Our Medical Services, Ltd., Ascendium Group Limited, Shenzhen Aohua Medical Services Co., Ltd. and Concord Medical Services Holdings Limited
4.5**	Amendment No. 1 to Series A Preferred Shares Subscription Agreement, dated as of April 2, 2008, among CICC Sun Company Limited, Carlyle Asia Growth Partners III, L.P., CAGP III Co-Investment, L.P., Liu Haifeng, Steve Sun, Yang Jianyu, Bona Liu, Our Medical Services, Ltd., Ascendium Group Limited, Shenzhen Aohua Medical Services Co., Ltd. and Concord Medical Services Holdings Limited
4.6**	Amendment No. 2 to Series A Preferred Shares Subscription Agreement, dated as of October 20, 2008, among CICC Sun Company Limited, Carlyle Asia Growth Partners III, L.P., CAGP III Co-Investment, L.P., Liu Haifeng, Steve Sun, Yang Jianyu, Bona Liu, Our Medical Services, Ltd., Ascendium Group Limited, Shenzhen Aohua Medical Services Co., Ltd. and Concord Medical Services Holdings Limited
4.7**	Series B Preferred Shares Subscription Agreement, dated as of October 10, 2008, as amended on October 20, 2008, among CICC Sun Company Limited, Carlyle Asia Growth Partners III, L.P., CAGP III Co-Investment, L.P., Starr Investments Cayman II, Inc., Concord Medical Services Holdings Limited and other persons named therein
4.8**	Amendment to Series B Preferred Shares Subscription Agreement, dated as of October 20, 2008, among CICC Sun Company Limited, Carlyle Asia Growth Partners III, L.P., CAGP III Co-Investment, L.P., Starr Investments Cayman II, Inc., Concord Medical Services Holdings Limited and other persons named therein
4.9**	Amended and Restated Shareholders Agreement, dated as of October 20, 2008, among Concord Medical Services Holdings Limited, Carlyle Asia Growth Partners III, L.P., CAGP III Co-Investment, CICC Sun Company Limited, Perfect Key Holdings Limited, Starr Investments Cayman II, Inc. and certain other persons named therein
4.10**	Share Charge, dated as of November 10, 2008, by CZY Investments Limited in favor of CICC Sun Company Limited, Carlyle Asia Growth Partners III, L.P., CAGP III Co-Investment, L.P. and Starr Investments Cayman II, Inc.
4.11**	Share Charge, dated as of November 10, 2008, by Daketala International Investment Holdings Ltd. in favor of CICC Sun Company Limited, Carlyle Asia Growth Partners III, L.P., CAGP III Co-Investment, L.P. and Starr Investments Cayman II, Inc.
4.12**	Share Charge, dated as of November 10, 2008, by Dragon Image Investment Ltd. in favor of CICC Sun Company Limited, Carlyle Asia Growth Partners III, L.P., CAGP III Co-Investment, L.P. and Starr Investments Cayman II, Inc.
4.13**	Share Charge, dated as of November 10, 2008, by Notable Enterprise Limited in favor of CICC Sun Company Limited, Carlyle Asia Growth Partners III, L.P., CAGP III Co-Investment, L.P. and Starr Investments Cayman II, Inc.
4.14**	Share Charge, dated as of November 10, 2008, by Thousand Ocean Group Limited in favor of CICC Sun Company Limited, Carlyle Asia Growth Partners III, L.P., CAGP III Co-Investment, L.P. and Starr Investments Cayman II, Inc.

Exhibit
Number	Description of Document

4.15**	Share Charge, dated as of November 10, 2008, by Top Mount Group Limited in favor of CICC Sun Company Limited, Carlyle Asia Growth Partners III, L.P., CAGP III Co-Investment, L.P. and Starr Investments Cayman II, Inc.
4.16**	Deed of Amendment, dated as of September 14, 2009, among CICC Sun Company Limited, Carlyle Asia Growth Partners III, L.P., CAGP III Co-Investment, L.P., Starr Investments Cayman II, Inc. and Notable Enterprise Limited
4.17**	Deed of Partial Release, dated as of September 14, 2009, by CICC Sun Company Limited, Carlyle Asia Growth Partners III, L.P., CAGP III Co-Investment, L.P. and Starr Investments Cayman II, Inc. in favor of CZY Investment Limited
4.18**	Amendment to Amended and Restated Shareholders Agreement, dated as of November 17, 2009, among Concord Medical Services Holdings Limited, Carlyle Asia Growth Partners III, L.P., CAGP III Co-Investment, CICC Sun Company Limited, Perfect Key Holdings Limited, Starr Investments Cayman II, Inc. and certain other persons named therein
5.1**	Opinion of Walkers regarding the validity of the ordinary shares being registered
8.1**	Opinion of Walkers regarding certain Cayman Islands tax matters (included in Exhibit 5.1)
8.2**	Opinion of Simpson Thacher & Bartlett LLP regarding certain U.S. tax matters
10.1**	2008 Share Incentive Plan adopted as of October 16, 2008
10.2**	Form of Indemnification Agreement with the Registrant’s directors and officers
10.3**	Form of Medical Equipment Lease Agreement
10.4**	Form of Equipment Management Services Agreement
10.5**	Form of Service-only Management Agreement
10.6**	Summary of the Oral Agreement entered into between China Medstar Pte. Ltd. and Beijing Medstar Hi-Tech Investment Co., Ltd.
10.7**	Summary of the Oral Agreement entered into between China Medstar Pte. Ltd. and Cheng Zheng
10.8**	Summary of the Oral Agreement entered into between China Medstar Pte. Ltd. and Yaw Kong Yap
10.9†	Translation of Medical Equipment Lease Agreement, dated as of August 25, 2009, by and between Medstar (Shanghai) Leasing Co., Ltd. and Chang’an Hospital Co., Ltd.
10.10†	Translation of Service-Only Management Agreement, dated as of August 1, 2008, among CMS Hospital Management Co., Ltd., Xi’an Wanjiechangxin Medical Services Company Limited and Chang’an Hospital Co., Ltd.
10.11†	Translation of Agreement Concerning the Establishment of the Aohai Radiotherapy Treatment and Diagnosis Research Center, dated as of September 19, 1995, by and between the Chinese People’s Liberation Army Navy General Hospital and Beijing Our Medical Equipment Development Company, which transferred its interest in the agreement to Shenzhen Aohua Medical Services Co., Ltd.
10.12†	Translation of Supplemental Agreement Concerning the Development of the Aohai Radiotherapy Treatment and Diagnosis Research Center, dated as of March 18, 1999, by and between Shenzhen Aohua Medical Services Co., Ltd. and the Chinese People’s Liberation Army Navy General Hospital.
10.13†	Translation of Supplemental Agreement Concerning the Development of the Aohai Radiotherapy Treatment and Diagnosis Research Center, dated as of September 27, 2003, by and between Shenzhen Aohua Medical Services Co., Ltd. and the Chinese People’s Liberation Army Navy General Hospital.
10.14**†	Translation of Medical Equipment Lease Agreement, dated as of September 29, 2006, by and between Shanghai Medstar Investment Management Co., Ltd., the predecessor of Medstar (Shanghai) Leasing Co., Ltd., and the Chinese People’s Liberation Army Navy General Hospital.
10.15†	Translation of Supplemental Agreement Concerning the Development of the Aohai Radiotherapy Treatment and Diagnosis Research Center, dated as of July 8, 2009, by and between Shenzhen Aohua Medical Services Co., Ltd. and the Chinese People’s Liberation Army Navy General Hospital.
10.16**	Translation of Supplemental Agreement to the Service-only Management Agreement, dated as of August 1, 2008, among Xi’an Wanjiechangxin Medical Services Company Limited, Chang’an Hospital Co., Ltd. and CMS Hospital Management Co., Ltd.
10.17**	Translation of Agreement Regarding the Transfer of Equity in Aohai Radiotherapy Treatment and Diagnosis Research Center, dated as of May 5, 1997, among Beijing Our Medical Equipment Development Company, Shenzhen Aohua Medical Services Co., Ltd. and the Chinese People’s Liberation Army Navy General Hospital.

Exhibit
Number	Description of Document

10.18**	Translation of Supplemental Agreement to the Supplemental Agreement Concerning the Development of the Aohai Radiotherapy Treatment and Diagnosis Research Center, dated as of September 15, 2004, by and between Shenzhen Aohua Medical Services Co., Ltd. and the Chinese People’s Liberation Army Navy General Hospital.
10.19**	Translation of Supplemental Agreement to the Cooperation Contract Concerning the Aohai Radiotherapy Treatment and Diagnosis Research Center, dated as of August 16, 2003, by and between Shenzhen Aohua Medical Services Co., Ltd. and the Chinese People’s Liberation Army Navy General Hospital.
10.20**	Amendment to 2008 Share Incentive Plan adopted as of November 17, 2009
21.1**	Subsidiaries of the Registrant
23.1**	Consent of Independent Registered Public Accounting Firm
23.2**	Consent of Walkers (included in Exhibit 5.1)
23.3**	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 8.2)
23.4**	Consent of Jingtian & Gongcheng Attorneys At Law
23.5**	Consent of Frost & Sullivan
24.1**	Powers of Attorney (included on the signature page in Part II of this registration statement)
99.1**	Code of Business Conduct and Ethics
99.2*	Form of Opinion of Jingtian & Gongcheng Attorneys At Law

*	To be submitted by amendment.
**	Previously filed.
†	Portions of this document have been omitted pursuant to a confidential treatment request and the omitted information has been filed separately with the Securities and Exchange Commission.